Exhibit 99.1

Power Solutions International Announces Third Quarter 2026 Financial Results
Net Sales of $202.1 million, up 32.5% Sequentially
Raises Second Half 2026 Net Sales Outlook
Net Income of $29.9 million; Record Operating Income of $40.9 million
Gross Margin Expands 580 Basis Points to 29.7%
Diluted EPS of $1.30 for the Quarter
Total Debt Reduced by Approximately $34.9 million During the Quarter

WOOD DALE, Ill., November 5, 2026 – Power Solutions International, Inc. (the “Company” or “PSI”) (Nasdaq: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, today announced financial results for the third quarter of 2026.
Financial Highlights

	Quarter Ended
($ in millions, except per share amounts)	September 30, 2026	September 30, 2025	Change
Net Sales	$202.1	$203.8	(1)%
Gross Profit	$59.9	$48.7	23%
Gross Margin %	29.7%	23.9%	580 bps
Net Income	$29.9	$27.6	8%
Diluted Earnings per Share	$1.30	$1.20	$0.10
EBITDA *	$42.7	$29.8	44%
* EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Measures” and the reconciliation to net income below.
Richard Hu, Chief Executive Officer, stated, “Our third quarter results demonstrate the operating leverage we are building into the business. Our net sales increased 32.5% sequentially, net income grew 77.5% to $29.9 million compared with the second quarter of 2026, operating income reached a record $40.9 million, and gross margin expanded 580 basis points to 29.7% compared with the third quarter of 2025, reflecting improved manufacturing efficiency at our Wisconsin operations and a $3.8 million tariff refund recognized as a reduction in cost of sales, partially offset by unfavorable year-over-year product mix from lower oil and gas sales. The tariff refund is not expected to recur. With larger Power Systems orders moving into production, we are raising our outlook and now expect second-half 2026 net sales to exceed second-half 2025 net sales, although shipment timing and quarterly results may vary.”
Mr. Hu continued, “Our priorities under the recently introduced Power Boost 2030 vision are clear: deliver on customer commitments, expand our presence in the rapidly growing data center power market, and invest in the manufacturing capabilities to support sustainable, profitable growth.”
Kenneth Li, Chief Financial Officer, stated, “Third quarter operating cash flow of $40.9 million enabled us to reduce total debt by $34.9 million and end the quarter with approximately $72.0 million of cash and cash equivalents against total debt of approximately $37.7 million, resulting in a net cash position of approximately $34.3 million, compared with net debt of approximately $55.3 million at the start of the year. Our new $220.0 million committed revolving credit facility, which lowered our borrowing spread by 80 basis points and extended our maturity to September 2029, provides the liquidity to fund the working capital and capacity investments required as larger Power Systems orders move through production.”

Third Quarter 2026 Results
Net sales for the third quarter of 2026 were $202.1 million, a decrease of $1.8 million, or 1%, compared with the third quarter of 2025. The decrease reflected lower sales of $6.2 million and $1.1 million in the power systems and transportation end markets, respectively, partially offset by an increase of $5.6 million in the industrial end market. Sales in the power systems end market declined primarily due to softness in demand within the oil and gas market partially offset by higher sales of data center related products. The Company continues to see strong demand for data center power solutions; however, the timing and ultimate volume of revenue recognized from that demand remain subject to customer scheduling, manufacturing throughput, supply chain factors and other variables, and the Company is not predicting any specific level of data center revenue in any future period.
Gross profit for the third quarter of 2026 was $59.9 million, an increase of $11.2 million, or 23%, compared with the third quarter of 2025. Gross margin was 29.7%, compared with 23.9% in the same period last year. The increase in gross margin compared with the third quarter of 2025 primarily reflected the benefits of the Company’s operational improvement initiatives at its Wisconsin operations, which have reduced the elevated production costs associated with capacity ramp-up activities supporting data center-related applications that affected the prior-year period, as well as a $3.8 million tariff refund recognized in the third quarter of 2026, which contributed approximately 188 basis points to gross margin, partially offset by an unfavorable year-over-year product mix resulting from lower oil and gas sales. These initiatives have focused on enhancing manufacturing efficiency, streamlining production processes, improving labor productivity and strengthening cost controls. On a sequential basis, gross margin improved by approximately 260 basis points compared with the second quarter of 2026, including the benefit of the tariff refund. Capacity ramp-up activities at the Wisconsin operations are continuing, and the Company expects the related production costs to persist. Gross margin in any quarter remains subject to product mix, production volume, throughput and other operational factors, and the Company does not expect the third-quarter gross margin level, which included the tariff refund, to be sustained in the fourth quarter of 2026 (see “Outlook for 2026” below).
Research and development expenses during the three months ended September 30, 2026 and 2025 were $5.1 million and $4.8 million, respectively. The increase was primarily driven by higher R&D program expenditures to support new programs in 2026.
Selling, general and administrative expenses were $13.7 million during the third quarter of 2026, a decrease of $1.6 million, or 10%, compared to the same period in the prior year. The decrease was primarily attributable to certain expenses incurred in the prior-year period related to customer relationship improvement initiatives, partially offset by higher selling and administrative expenses associated with the growth of the Company’s data center business.
Operating income was a record $40.9 million in the third quarter of 2026 (including the $3.8 million tariff refund described above), an increase of $12.5 million, or 44.2%, compared with the third quarter of 2025, and operating margin expanded to 20.2% from 13.9%. Income before income taxes increased 49.9% to $40.1 million.
Interest expense was $1.0 million in the third quarter of 2026, compared to $1.6 million in the same period in the prior year, primarily due to lower average debt balances. The Company’s new $220.0 million committed revolving credit facility (the “Credit Facility”), which closed on September 25, 2026 and matures on September 25, 2029, carries a borrowing spread 80 basis points lower than the rate in effect under the prior facility.
Income tax expense was $10.2 million in the third quarter of 2026, compared to an income tax benefit of $0.9 million in the same period of the prior year. The prior-year period included a $7.0 million, or $0.30 per diluted share, tax benefit resulting from the release of a valuation allowance on deferred tax assets.

Net income for the third quarter of 2026 was $29.9 million, or $1.30 per diluted share, compared with $27.6 million, or $1.20 per diluted share, in the third quarter of 2025, which included the $0.30 per diluted share valuation allowance release noted above.
EBITDA was a record $42.7 million, or 21.1% of net sales, compared with $29.8 million, or 14.6%, in the third quarter of 2025. Net cash provided by operating activities was $40.9 million in the third quarter, compared with $3.3 million in the prior-year period, and $116.6 million for the first nine months of 2026, compared with $28.7 million.
Balance Sheet Update
The Company’s cash and cash equivalents were approximately $72.0 million, and total debt was approximately $37.7 million, as of September 30, 2026. Total debt decreased by approximately $34.9 million from June 30, 2026, when total debt was approximately $72.6 million. As of December 31, 2025, cash and cash equivalents were approximately $41.3 million and total debt was approximately $96.6 million. Total debt as of September 30, 2026 included borrowings of $35.0 million under the Credit Facility. In October 2026, the Company made payments totaling $20.0 million under the Credit Facility, and as of the date of this release the outstanding balance under the Credit Facility was $15.0 million. Net cash and net debt as used in this release are cash and cash equivalents less total debt.
Outlook for 2026
Based on the current production schedule and information available as of the date of this release, the Company is raising its outlook and now expects second-half 2026 net sales to exceed second-half 2025 net sales, as larger Power Systems orders move into production and are recognized as revenue. The Company previously expected second-half 2026 net sales to be approximately in line with second-half 2025 net sales. The timing, volume and mix of shipments, including custom product orders, remain subject to customer scheduling, manufacturing throughput, supply chain factors and other variables, including current material availability constraints affecting certain planned fourth quarter deliveries; there can be no assurance that orders will convert to revenue in any particular quarter. Softness in demand within the oil and gas market is expected to continue, offset by higher sales of data center products, which generally carry lower gross margins than oil and gas products. Apart from the expected non-recurrence of the $3.8 million tariff refund described above, the Company expects fourth quarter 2026 gross margin to be modestly lower than in the third quarter, primarily reflecting this less favorable product mix. While the Company expects continued benefits from its operational improvement initiatives, particularly at its Wisconsin operations, continuing ramp-up costs, production volume and year-end adjustments, including those arising from inventory counts, may also adversely affect gross margin. Given ongoing variability in order timing and market conditions, the Company is not providing formal full-year guidance. The Company expects to provide additional perspective on 2027 with its fourth quarter results.
About Power Solutions International, Inc.
Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the power systems, industrial and transportation end markets. The Company’s in-house design, prototyping, engineering and testing capabilities allow PSI to customize high-performance engines using a fuel-agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.
PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, and microgrid solutions, as well as products and packages supporting the growing data center markets. PSI’s industrial end market provides engine and battery powertrain solutions to serve applications such as forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. PSI’s transportation end market provides engine powertrain solutions to specialized applications such as terminal tractors, port equipment, military vehicles, and other non-road vocational vehicles. For more information on PSI, visit www.psiengines.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect the Company’s current expectations and assumptions regarding future events. Words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “outlook,” “plan,” “position,” “project,” “prospect,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in or implied by such statements.
Important factors that could cause actual results to differ materially include, without limitation: the Company’s ability to comply with the financial and other covenants under the Credit Facility; the timing and ultimate conversion of Power Systems orders into revenue, including data-center-related orders, and the volume and timing of related shipments; quarterly variability in product mix, including the relative contribution of data center and oil and gas products, and the corresponding effect on gross profit and gross margin; customer-specific product requirements and changes in the timing, mix and production requirements of custom product orders, which may affect production costs, shipment timing, net sales and gross margin; the amount and timing of tariff refunds and other non-recurring items, and year-end adjustments, including those arising from inventory counts; the cost, pace, throughput and operational outcomes of capacity ramp-up activities at the Company’s Wisconsin operations, including the duration and magnitude of related production costs; the Company’s ability to execute operational improvement initiatives on the anticipated timetable; the level and persistence of customer demand in the power systems, industrial and transportation end markets; the concentration of the Company’s sales among a limited number of customers, including in the data center market; volatility in oil and gas prices and corresponding demand for related products; supply-chain disruptions, continuing material availability constraints and supplier performance, which may delay deliveries or change the mix of products shipped; macroeconomic, regulatory and trade conditions, including U.S. tariffs and trade restrictions; integration of recent and future acquisitions, including the acquisition of MTL Manufacturing and Equipment; the Company’s ability to achieve the objectives of its Power Boost 2030 strategy; the outcome of pending or future litigation, including the previously disclosed putative federal securities class action and the related consolidated stockholder derivative action, and of any governmental or regulatory inquiries; changes in management or other key personnel and the Company’s ability to recruit and retain key employees; the impact of changes in our effective tax rate or applicable tax legislation; the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures; and the other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and in the Company’s subsequent filings with the U.S. Securities and Exchange Commission, all of which are incorporated by reference into this press release.
The Company’s forward-looking statements speak only as of the date of this release. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are cautioned not to place undue reliance on any forward-looking statements.

Contact
Power Solutions International, Inc.
Kenneth Li
Chief Financial Officer
630-284-9719
kli@psiengines.com

Results of operations for the three and nine months ended September 30, 2026, compared with the three and nine months ended September 30, 2025 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2026	2025	Change	% Change	2026	2025	Change	% Change
Net sales (including related party amounts of $1 and $398 for the three months ended September 30, 2026 and 2025, respectively, $20 and $1,263 for the nine months ended September 30, 2026 and 2025, respectively)	$202,074	$203,829	$(1,755)	(1)%	$483,211	$531,182	$(47,971)	(9)%
Cost of sales (derived from related party net sales $0 and $275 for the three months ended September 30, 2026 and 2025, respectively, and $8 and $863 for the nine months ended September 30, 2026 and 2025, respectively)	142,133	155,118	(12,985)	(8)%	352,477	388,094	(35,617)	(9)%
Gross profit	59,941	48,711	11,230	23%	130,734	143,088	(12,354)	(9)%
Gross margin %	29.7%	23.9%	580 bps		27.1%	26.9%	20 bps
Operating expenses:
Research and development expenses	5,093	4,790	303	6%	14,949	13,649	1,300	10%
Research and development expenses as a % of sales	2.5%	2.4%	10 bps		3.1%	2.6%	50 bps
Selling, general and administrative expenses	13,689	15,256	(1,567)	(10)%	38,784	43,045	(4,261)	(10)%
Selling, general and administrative expenses as a % of sales	6.8%	7.5%	(70) bps		8.0%	8.1%	(10) bps
Amortization of intangible assets	265	308	(43)	(14)%	794	921	(127)	(14)%
Total operating expenses	19,047	20,354	(1,307)	(6)%	54,527	57,615	(3,088)	(5)%
Operating income	40,894	28,357	12,537	44%	76,207	85,473	(9,266)	(11)%
Other expense (income), net:
Interest expense (from related parties of $0 and $0 for the three months ended September 30, 2026 and 2025, respectively, and $0 and $634 for the nine months ended September 30, 2026 and 2025, respectively)	961	1,617	(656)	(41)%	4,276	5,083	(807)	(16)%
Other expense (income)	(155)	—	(155)	NM	(361)	(295)	(66)	NM
Total other expense, net	806	1,617	(811)	(50)%	3,915	4,788	(873)	(18)%
Income before income taxes	40,088	26,740	13,348	50%	72,292	80,685	(8,393)	(10)%
Income tax expense (benefit)	10,158	(876)	11,034	NM	18,201	(17,225)	35,426	NM
Net income	$29,930	$27,616	$2,314	8%	$54,091	$97,910	$(43,819)	(45)%

Earnings per common share:
Basic	$1.30	$1.20	$0.10	8%	$2.35	$4.25	$(1.90)	(45)%
Diluted	$1.30	$1.20	$0.10	8%	$2.34	$4.25	$(1.91)	(45)%

Non-GAAP Financial Measures:
Adjusted net income *	$30,028	$27,633	$2,395	9%	$56,004	$98,637	$(42,633)	(43)%
Adjusted net income per share – diluted*	$1.30	$1.20	$0.10	8%	$2.42	$4.28	$(1.86)	(43)%
EBITDA *	$42,714	$29,752	$12,962	44%	$81,606	$89,776	$(8,170)	(9)%
Adjusted EBITDA *	$42,812	$29,769	$13,043	44%	$83,519	$90,503	$(6,984)	(8)%

NM    Not meaningful
*    See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)	As of September 30, 2026 (unaudited)	As of December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$72,031	$41,250
Restricted cash	4,479	3,698
Accounts receivable, net of allowances of $1,002 and $967 as of September 30, 2026 and December 31, 2025, respectively; (from related parties $200 and $415 as of September 30, 2026 and December 31, 2025, respectively)	79,799	90,446
Income tax receivable	—	6,442
Inventories, net	123,375	127,363
Prepaid expenses	5,354	4,500
Contract assets	22,527	15,965
Other current assets	975	1,256
Total current assets	308,540	290,920
Property, plant and equipment, net	33,485	23,014
Operating lease right-of-use assets, net	58,212	52,911
Intangible assets, net	1,062	1,236
Goodwill	34,921	29,835
Deferred tax assets	7,136	13,322
Customs-related deposits	12,978	12,893
Other noncurrent assets	1,185	614
TOTAL ASSETS	$457,519	$424,745

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable (to related parties $18,800 and $4,126 as of September 30, 2026 and December 31, 2025, respectively)	$72,800	$48,196
Tariff refund liability	1,439	—
Current maturities of long-term debt	15	28
Finance lease liability, current	414	355
Operating lease liability, current	7,801	6,346
Other short-term financing	250	—
Other accrued liabilities (to related parties $73 and $60 as of September 30, 2026 and December 31, 2025, respectively)	44,495	37,353
Total current liabilities	127,214	92,278
Long-term debt, net of current maturities	875	10
Revolving line of credit, long-term	35,000	95,000
Finance lease liability, long-term	1,165	1,224
Operating lease liability, long-term	52,486	49,397
Noncurrent contract liabilities	1,635	1,699
Other noncurrent liabilities	6,095	6,528
TOTAL LIABILITIES	$224,470	$246,136

STOCKHOLDERS’ EQUITY
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 shares issued; 23,066 and 23,041 shares outstanding at September 30, 2026 and December 31, 2025, respectively	23	23
Additional paid-in capital	158,359	157,602
Retained earnings	76,567	22,476
Treasury stock, at cost, 51 and 76 shares at September 30, 2026 and December 31, 2025, respectively	(1,900)	(1,492)
TOTAL STOCKHOLDERS’ EQUITY	233,049	178,609
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$457,519	$424,745

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Cash flows from operating activities
Net income	$29,930	$27,616	$54,091	$97,910
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	265	308	794	921
Depreciation	1,400	1,087	4,244	3,087
Noncash lease expense	1,497	1,512	4,833	4,486
Stock-based compensation expense	51	19	905	326
Amortization of financing fees	295	164	597	495
Deferred income taxes	2,381	5,842	6,186	(21,083)
Provision (credit) for losses in accounts receivable	(732)	(693)	35	(750)
Increase (decrease) in allowance for inventory obsolescence, net	520	256	1,504	331
Other adjustments, net	936	(1)	1,095	55
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	1,113	(5,181)	13,707	(18,262)
Inventories	2,721	(6,383)	6,713	(55,910)
Prepaid expenses	(1,495)	(825)	(854)	1,352
Contract assets	(10,020)	7,907	(6,561)	8,197
Other assets	316	(10,392)	31	(7,184)
Accounts payable	22,688	(5,670)	22,639	25,337
Tariff refund liability	(21,248)	—	1,439	—
Income taxes receivable	2,878	(6,354)	6,442	(5,368)
Accrued expenses and other current liabilities	9,602	(3,465)	5,074	2,500
Other noncurrent liabilities	(2,213)	(2,491)	(6,305)	(7,710)
Net cash provided by operating activities	40,885	3,256	116,609	28,730
Cash flows from investing activities
Capital expenditures	(2,559)	(1,529)	(5,295)	(6,968)
Proceeds from disposal of assets	—	—	—	11
Business acquisitions	—	—	(11,911)	—
Net cash used in investing activities	(2,559)	(1,529)	(17,206)	(6,957)
Cash from financing activities
Repayment of long-term debt and lease liabilities	(70,438)	(135)	(101,376)	(354)
Proceeds from long-term financings	35,000	—	35,000	—
Repayment of short-term financings	—	—	—	(25,000)
Payments of deferred financing costs	(899)	(1,152)	(899)	(1,152)
Repurchases to settle tax withholding obligations for stock-based compensation awards	—	(832)	(556)	(1,032)
Other financing activities, net	(2)	—	(10)	—
Net cash used in financing activities	(36,339)	(2,119)	(67,841)	(27,538)
Net increase (decrease) in cash, cash equivalents, and restricted cash	1,987	(392)	31,562	(5,765)
Cash, cash equivalents, and restricted cash at beginning of the period	74,523	53,118	44,948	58,491
Cash, cash equivalents, and restricted cash at end of the period	$76,510	$52,726	$76,510	$52,726

Non-GAAP Financial Measures
In addition to the results provided in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) above, this press release also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations within the Company’s Form 10-Q for the quarter ended September 30, 2026. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net income	Net income
Adjusted net income per share – diluted	Net income per share – diluted
EBITDA	Net income
Adjusted EBITDA	Net income
The Company believes that Adjusted net income, Adjusted net income per share – diluted, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income is defined as net income as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted net income per share – diluted is a measure of the Company’s diluted earnings per common share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash charges and certain other items that do not reflect the ordinary earnings of the Company’s operations.
Adjusted net income, Adjusted net income per share – diluted, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income, Adjusted net income per share – diluted, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

The following table presents a reconciliation from Net income to Adjusted net income for the three and nine months ended September 30, 2026 and 2025 (UNAUDITED):

(in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Net income	$29,930	$27,616	$54,091	$97,910
Stock-based compensation [1]	51	19	905	326
Severance and executive recruiting [2]	17	(2)	517	401
Other legal matters [3]	30	—	491	—
Adjusted net income	$30,028	$27,633	$56,004	$98,637

The following table presents a reconciliation from Net income per share – diluted to Adjusted net income per share – diluted for the three and nine months ended September 30, 2026 and 2025 (UNAUDITED):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Net income per share – diluted	$1.30	$1.20	$2.34	$4.25
Stock-based compensation [1]	—	—	0.04	0.01
Severance and executive recruiting [2]	—	—	0.02	0.02
Other legal matters [3]	—	—	0.02	—
Adjusted net income per share – diluted	$1.30	$1.20	$2.42	$4.28

Diluted shares (in thousands)	23,075	23,061	23,070	23,062
The following table presents a reconciliation from Net income to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2026 and 2025 (UNAUDITED):

(in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Net income	$29,930	$27,616	$54,091	$97,910
Interest expense	961	1,617	4,276	5,083
Income tax expense (benefit)	10,158	(876)	18,201	(17,225)
Depreciation	1,400	1,087	4,244	3,087
Amortization of intangible assets	265	308	794	921
EBITDA	42,714	29,752	81,606	89,776
Stock-based compensation [1]	51	19	905	326
Severance and executive recruiting [2]	17	(2)	517	401
Other legal matters [3]	30	—	491	—
Adjusted EBITDA	$42,812	$29,769	$83,519	$90,503
1.Amounts reflect non-cash stock-based compensation expense for the three and nine months ended September 30, 2026 and 2025.
2.Amounts include severance expense of less than $0.1 million for the three months ended September 30, 2026 and 2025, and of approximately $0.1 million and $0.4 million for the nine months ended September 30, 2026 and 2025, respectively, as well as executive recruiting expense of less than $0.1 million and $0.4 million for the three and nine months ended September 30, 2026, respectively.
3.Amounts include legal settlements for the three and nine months ended September 30, 2026.